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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

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Forest Oil Corporation

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Sabine Oil & Gas LLC

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Sabine Oil & Gas LLC posted the following earnings release to its website on November 12, 2014:

2

Sabine Oil & Gas LLC Announces Third Quarter 2014 Financial and Operational Results

HOUSTON, TX – November 12, 2014 /PRNewswire/ — Sabine Oil & Gas LLC (“Sabine” or the “Company”) today reported its third quarter 2014 financial and operational results.

Key Third Quarter Results:

•	Excluding the effects of the North Texas property divestiture in late 2013, the average daily production in the third quarter of 2014 increased by 28% to 211 MMcfe/d compared to the same period in 2013 on a pro forma basis. Pro forma oil production increased by 95% to approximately 6,600 Bbl/d over the same period in 2013. Adjusted EBITDA for the third quarter of 2014 was $88.1 million, representing a 26% pro forma increase over the same period in 2013.

•	The Company executed additional oil hedges for 1,600 Bbl/d for the remainder of 2014 (October-December) and calendar year 2015 at $90.82/Bbl and $89.22/Bbl, respectively.

•	Subsequent to the end of the third quarter, the Company executed additional natural gas hedges for 30,000 MMbtu/d for December 2014 at $4.42/MMbtu and 43,000 MMbtu/d for calendar year 2015 at a weighted average price of $4.13/MMbtu.

•	Subsequent to the end of the third quarter, the borrowing base under our revolving credit facility was increased from $700 million to $750 million.

•	In East Texas, completed one Cotton Valley horizontal well in Harrison County which had an average rate for a 30-day period (“IP30”) of over 9.4 MMcfe/d, with 21% oil and natural gas liquids (collectively, “liquids”) . Subsequent to the end of the third quarter, one additional Cotton Valley horizontal well was completed in Harrison County which achieved an IP30 rate of over 14.5 MMcfe/d, with 31% liquids.

•	In the Eagle Ford Shale, completed ten wells in the Shiner Area in northern DeWitt County and southern Lavaca County which achieved an IP30 of over 990 BOEPD, with 46% oil and 75% liquids.

•	In the Eagle Ford Shale, completed two wells in the Sugarkane Area in southern DeWitt County which achieved an IP30 of over 2,000 BOEPD, with 23% oil and 59% liquids.

•	In North Texas, completed six Granite Wash wells which averaged an IP30 of over 850 BOEPD, with 54% oil and 78% liquids.

Commenting on the quarter’s results, Sabine’s Chief Executive Officer David Sambrooks stated, “All of our programs delivered results on target, with a few highlights worth noting. In our South Shiner area in the Eagle Ford our average well results were consistent with year to date averages, with costs down 15%

compared to 2013. However, with the high activity level in South Shiner we have experienced higher offset well shut in and impact from completion operations yielding lower total field production growth than expected. For this reason, and due to lower oil prices, for now we are dropping one rig from the area and cutting additional capital from our budget through the end of the year. In the Sugarkane field in the Eagle Ford we drilled our best well to date, which had an IP30 of 2,518 BOEPD with 58% liquids. In East Texas we completed two additional Cotton Valley horizontal wells in Harrison County, one occurring after quarter end, with exceptional results. You will remember that our efforts earlier in the year in Harrison County had been below expectation, but were key in characterizing potentially large inventories. On our two recent wells we modified completion design resulting in our fourth quarter well achieving the highest IP30 ever for a horizontal Cotton Valley well in Harrison County. This is a great outcome and we believe bodes well for our substantial Harrison County inventory; however for the near term our Cotton Valley activity will be focused in Rusk County, in our high liquids areas, where we still see the highest Cotton Valley returns. With our higher than expected shut in volumes in South Shiner and our reduced capital program at year end, we are now guiding to about 8% below midpoint guidance on production. Capital will also be about 8% below guidance, and our all in costs are expected to be at the very low end of guidance, even on a per unit of production basis.”

Sabine and Forest Oil Corporation Business Combination Transaction

Forest has scheduled a special meeting of shareholders for November 20, 2014 to consider and vote on the proposed combination with Sabine. A definitive proxy statement was sent to Forest shareholders on or around October 20, 2014. If approved and other closing conditions are met, the transaction is expected to close in 2014.

Results of the Third Quarter 2014

Production volumes during the three months ended September 30, 2014 were 19.4 Bcfe, an increase of 2.5 Bcfe or approximately 15% from third quarter 2013 production. The increase in production is primarily due to an increase in production in South Texas through an active and successful development program in this region. These increases were partially offset by the December 2013 sale of our interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area.

Revenues from production of oil, natural gas liquids and natural gas increased from $96.0 million in the third quarter of 2013 to $122.1 million in the third quarter of 2014, an increase of 27%. This increase of $26.1 million was a result of an increase in production of 15%, coupled with an increase in average prices per Mcfe of 11%.

During the third quarter of 2014, the Company’s realized average price for natural gas including hedges was $4.11 per Mcf, or $0.08 per Mcf higher than the Company’s unhedged realized average price of $4.03 per Mcf. The Company’s realized average price of oil including hedges was $84.99 per Bbl, or $5.59 per Bbl lower than the Company’s unhedged realized average price of $90.58 per Bbl. In the third quarter of 2014, our hedged volumes were approximately 84% and 67% of both our natural gas and oil volumes, respectively. The Company realized a loss on settlements of such derivative instruments for the third quarter of 2014 of $2.5 million. In the third quarter of 2013, our hedged volumes were approximately 78% of both our natural gas and oil volumes, which resulted in a realized gain on settlements of such derivative instruments of $11.3 million.

Lease operating expenses increased from $11.0 million in the third quarter of 2013 to $11.9 million in the third quarter of 2014, an increase of 8%. The increase in lease operating expense of $0.9 million is primarily due to an increase in production in South Texas partially offset by the December 2013 sale of our interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area. Lease operating expenses decreased from $0.65 per Mcfe in the third quarter of 2013 to $0.61 per Mcfe in the third quarter of 2014. The decrease of $0.04 per Mcfe is primarily due to higher production volumes associated with increased completion activity in the last twelve months.

Marketing, gathering, transportation and other expenses increased from 4.3 million in the third quarter of 2013 to $6.5 million in the third quarter of 2014. Marketing, gathering, transportation and other expenses increased on a per unit basis from $0.25 per Mcfe in the third quarter of 2013 to $0.34 per Mcfe in the third quarter of 2014. The per unit basis increase is primarily due to our increasing gas volume associated with our South Texas and East Texas development activities, which were subject to higher fees due to a lack of pipeline infrastructure in the areas.

Production and ad valorem taxes increased from $5.0 million in the third quarter of 2013 to $5.1 million in the third quarter of 2014, an increase of 3%. The increase is primarily related to increased production in our South Texas region which is incurring higher production taxes on oil and natural gas liquids production, which was offset by a slight decrease in our North Texas production due to the December 2013 sale of our interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area. Production and ad valorem taxes decreased on a per unit basis from $0.30 per Mcfe in the third quarter of 2013 to $0.26 per Mcfe in the third quarter of 2014. The Company also expects to experience continued variability in its production taxes as a result of timing of approval for high cost gas tax exemptions. Production taxes as a percentage of oil and natural gas revenues were 4% and 5% for the third quarter of 2014 and 2013, respectively.

General and administrative expenses increased from $5.9 million in the third quarter of 2013 to $6.6 million in the third quarter of 2014, an increase of $0.7 million, or 12%, primarily as a result of higher overhead associated with our growing business. General and administrative expenses decreased from $0.35 per Mcfe in the third quarter of 2013 to $0.34 per Mcfe in the third quarter of 2014 reflecting efficiencies gained due to increased production without a proportionate increase in general and administrative expenses.

DD&A increased from $36.3 million in the third quarter of 2013 to $52.8 million in the third quarter of 2014, an increase of $16.5 million. Depletion, depreciation, and amortization increased from $2.15 per Mcfe in the third quarter of 2013 to $2.72 per Mcfe in the third quarter of 2014, or an increase of 27%. Increase in the DD&A rate is primarily driven by reductions to proved reserves due to the sale of certain oil and natural gas properties in North Texas during the fourth quarter of 2013.

Other operating expenses in the third quarter of 2014 relate primarily to $4.7 million of transaction costs related to the combination transaction with Forest Oil Corporation.

Interest expense increased from $25.3 million in the third quarter of 2013 to $27.7 million in the third quarter of 2014, an increase of $2.4 million, or 9%, primarily as a result of increased borrowings on the Credit Facility and lower capitalized interest. We capitalized $1.5 million and $3.2 million of interest expense for the three months ended September 30, 2014 and 2013, respectively.

The Company recognized a gain on derivative contracts of $37.4 million and a loss on derivative contracts of $0.9 million for the third quarter of 2014 and 2013, respectively. The amount of future gain or loss recognized on derivative instruments is dependent upon future commodity prices.

Results of the nine months ended September 30, 2014

Production volumes during the nine months ended September 30, 2014 were 54.8 Bcfe, an increase of 10.4 Bcfe or approximately 23% from the first nine months of 2013 production. The increase in production is primarily due to an increase in production in South Texas through an active and successful development program in this region. These increases were partially offset by the December 2013 sale of our interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area.

Revenues from production of oil, natural gas liquids and natural gas increased from $244.9 million in the first nine months of 2013 to $355.4 million in the first nine months of 2014, an increase of 45%. This increase of $110.5 million was a result of an increase in production of 23%, coupled with an increase in average prices per Mcfe of 18%.

During the first nine months of 2014, the Company’s realized average price for natural gas including hedges was $4.35 per Mcf, or $0.21 per Mcf lower than the Company’s unhedged realized average price of $4.56 per Mcf. The Company’s realized average price of oil including hedges was $87.50 per Bbl, or $5.52 per Bbl lower than the Company’s unhedged realized average price of $93.02 per Bbl. In the first nine months of 2014, our hedged volumes were approximately 82% and 75% of both our natural gas and oil volumes, respectively. The Company realized a loss on settlements of such derivative instruments for the first nine months of 2014 of $17.4 million. In the first nine months of 2013, our hedged volumes were approximately 85% and 68% of our natural gas and oil volumes, respectively, which resulted in a realized gain on settlements of such derivative instruments of $34.0 million.

Lease operating expenses increased from $30.7 million in the first nine months of 2013 to $34.7 million in the first nine months of 2014, an increase of 13%. The increase in lease operating expense of $4.0 million is primarily due to an increase in production in South Texas partially offset by the December 2013 sale of our interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area. Lease operating expenses decreased from $0.69 per Mcfe in the first nine months of 2013 to $0.63 per Mcfe in the first nine months of 2014. The decrease of $0.06 per Mcfe is primarily due to higher production volumes associated with increased completion activity in the last twelve months.

Marketing, gathering, transportation and other expenses increased from $12.5 million in the first nine months of 2013 to $17.1 million in the first nine months of 2014. Marketing, gathering, transportation and other expenses increased from $0.28 per Mcfe in the first nine months of 2013 to $0.31 per Mcfe in the first nine months of 2014. The increase of $0.03 per Mcfe in the first nine months of 2014 versus the first nine months of 2013 is primarily due to our increasing gas volume associated with our South Texas and East Texas development activities which were subject to higher fees due to a lack of pipeline infrastructure in the areas, partially offset by decreases due to our increasing oil volumes associated with our development activities in North Texas and South Texas regions which are not subject to gathering and transportation charges.

Production and ad valorem taxes increased from $12.6 million in the first nine months of 2013 to $15.6 million in the first nine months of 2014, an increase of 24%. Production and ad valorem taxes remained consistent on a per unit basis at $0.28 per Mcfe in the first nine months of 2013 and 2014. Offsetting changes on a per unit basis include increases primarily related to increased production in our South Texas region which is incurring higher production taxes on oil and natural gas liquids production, and decreases due to a slight decrease in our North Texas production due to the December 2013 sale of our interests in certain oil and natural gas properties in the Texas Panhandle and surrounding Oklahoma area. The Company expects to experience continued variability in its production taxes as a result of timing of approval for high cost gas tax exemptions. Production taxes as a percentage of oil and natural gas revenues were 4% and 5% for the first nine months of 2014 and 2013, respectively.

General and administrative expenses increased from $18.8 million in the first nine months of 2013 to $20.6 million in the first nine months of 2014, an increase of $1.8 million, or 9%, primarily as a result of higher overhead associated with our growing business. General and administrative expenses decreased from $0.42 per Mcfe in the first nine months of 2013 to $0.38 per Mcfe in the first nine months of 2014 reflecting efficiencies gained due to increased production without a proportionate increase in general and administrative expenses.

DD&A increased from $94.2 million in the first nine months of 2013 to $143.0 million in the first nine months of 2014, an increase of $48.8 million. Depletion, depreciation, and amortization increased from $2.12 per Mcfe in the first nine months of 2013 to $2.61 per Mcfe in the first nine months of 2014, or an increase of 23%. Increase in the DD&A rate is primarily driven by reductions to proved reserves due to the sale of certain oil and natural gas properties in North Texas during the fourth quarter of 2013.

Other operating expenses in the first nine months of 2014 relate primarily to the write-off of previously deferred public offering costs of $2.0 million related to offerings which were aborted prior to the Company’s decision to commence the combination transaction with Forest Oil Corporation and $8.0 million of transaction costs related to the combination transaction, partially offset by the gain on sale of other assets of $1.5 million.

Interest expense increased from $73.6 million in the first nine months of 2013 to $80.4 million in the first nine months of 2014, an increase of $6.8 million, or 9%, primarily as a result of increased borrowings on the Credit Facility and lower capitalized interest. We capitalized $5.0 million and $10.1 million of interest expense for the nine months ended September 30, 2014 and 2013, respectively.

The Company recognized a loss on derivative contracts of $1.6 million and a gain on derivative contracts of $7.8 million for the first nine months of 2014 and 2013, respectively. The amount of future gain or loss recognized on derivative instruments is dependent upon future commodity prices.

Debt/Liquidity

As of September 30, 2014, our borrowing base under our First Lien Credit Facility was $700 million, and we had an outstanding balance of approximately $568.2 million, net of cash on hand. As of November 12, 2014, our borrowing base has been re-determined and increased from $700 million to $750 million. As of November 12, 2014, the Company has drawn an additional $35 million and had an outstanding balance of $609 million.

Hedging

For the remainder of 2014 (October-December), the Company has NYMEX hedges in place on approximately 145,000 MMbtu/d of its projected natural gas production, at a weighted average price of $4.25/ MMbtu, and 6,000 Bbl/day of oil production at a weighted average price of $92.28/Bbl. For the calendar year of 2015, the Company has hedge contracts in place for 158,000 MMbtu/d of its projected natural gas production at a weighted average price of $4.17/MMbtu, and 5,975 Bbl/day of oil production at a weighted average price of $90.07/Bbl.

*****

Sabine Oil & Gas LLC is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States. Our current operations are principally located in the Cotton Valley and Haynesville Shale in East Texas, the Eagle Ford Shale in South Texas, and the Granite Wash in the Texas Panhandle.

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include, but are not limited to forward-looking statements about plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow, access to capital and the timing of development expenditures. For a detailed list of the Company’s risk factors, please consult the Company’s Annual Report, subsequent quarterly reports and other press releases posted at www.sabineoil.com.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

IMPORTANT ADDITIONAL INFORMATION FILED WITH THE SEC

In connection with the proposed transactions, Forest Oil Corporation has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”), and each of Sabine Oil & Gas LLC and Forest Oil Corporation also plan to file other relevant documents with the SEC regarding the proposed transactions. INVESTORS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the definitive proxy statement and other relevant documents filed by Sabine Oil & Gas LLC and Forest Oil Corporation with the SEC at the SEC’s website at www.sec.gov. You may also obtain Forest’s documents by contacting Forest Oil Corporation’s Investor Relations department at www.forestoil.com or by email at IR@forestoil.com.

PARTICIPANTS IN THE SOLICITATION

Forest Oil Corporation, Sabine Oil & Gas LLC and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transactions. Information about Forest Oil Corporation’s directors is available in Forest Oil Corporation’s proxy statement filed with the SEC on March 26, 2014, for its 2014 annual meeting of shareholders, and information about Forest Oil Corporation’s executive officers is available in Forest Oil Corporation’s Annual Report on Form 10-K for 2013 filed with the SEC on February 26, 2014. Information about Sabine Oil & Gas LLC’s directors and executive officers is available in the definitive proxy statement filed by Forest Oil Corporation. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the definitive proxy statement and other relevant materials filed with the SEC regarding the proposed transactions. Investors should read the definitive proxy statement carefully before making any voting or investment decisions. You may obtain free copies of these documents from Forest Oil Corporation using the sources indicated above.

CONTACT: Investor Relations, Sabine Oil & Gas LLC, +1-832-242-9600,

corporaterelations@sabineoil.com

Sabine Oil & Gas LLC

Operational and Financial Statistics (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Oil, NGL and natural gas sales by product (in thousands):
Oil	$54,780	$39,250	$139,251	$90,404
NGL	16,867	15,379	50,608	38,987
Natural gas	50,478	41,378	165,542	115,495

Total	$122,125	$96,007	$355,401	$244,886

Production data:
Oil (MBbl)	604.76	382.85	1,497.01	937.02
NGL (MBbl)	546.61	489.74	1,581.34	1,214.54
Natural gas (Bcf)	12.52	11.66	36.29	31.45
Combined (Bcfe)(1)	19.43	16.90	54.76	44.36

Average prices before effects of economic hedges (2):
Oil (per Bbl)	$90.58	$102.52	$93.02	$96.48
NGL (per Bbl)	$30.86	$31.40	$32.00	$32.10
Natural gas (per Mcf)	$4.03	$3.55	$4.56	$3.67
Combined (per Mcfe)(1)	$6.29	$5.68	$6.49	$5.52

Average realized prices after effects of economic hedges (2):
Oil (per Bbl)	$84.99	$95.49	$87.50	$92.37
NGL (per Bbl)	$30.86	$31.40	$32.00	$32.10
Natural gas (per Mcf)	$4.11	$4.75	$4.35	$4.88
Combined (per Mcfe)(1)	$5.47	$6.35	$6.17	$6.29

Average costs (per Mcfe)(1):
Lease operating	$0.61	$0.65	$0.63	$0.69
Workover	$0.09	$0.05	$0.04	$0.02
Marketing, gathering, transportation and other	$0.34	$0.25	$0.31	$0.28
Production and ad valorem taxes	$0.26	$0.30	$0.28	$0.28
General and administrative	$0.34	$0.35	$0.38	$0.42
Depletion, depreciation and amortization	$2.72	$2.15	$2.61	$2.12

(1)	Oil and NGL production was converted at six Mcf per Bbl to calculate combined production and per Mcfe amounts.
(2)	Average prices shown in the table reflect prices both before and after the effects of cash settlements on commodity derivative transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions.

Sabine Oil & Gas LLC

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Revenues
Oil, natural gas liquids and natural gas	$122,125	$96,007	$355,401	$244,886
Other	286	253	1,145	627

Total revenues	122,411	96,260	356,546	245,513

Operating expenses
Lease operating	11,913	11,004	34,662	30,650
Workover	1,656	817	2,361	1,078
Marketing, gathering, transportation and other	6,544	4,286	17,091	12,507
Production and ad valorem taxes	5,138	4,996	15,579	12,564
General and administrative	6,560	5,882	20,584	18,812
Depletion, depreciation and amortization	52,787	36,296	142,995	94,179
Accretion	229	227	668	655
Impairments	—	2	1,659	6
Other operating expenses (income)	4,749	(48)	7,999	(25)

Total operating expenses	89,576	63,462	243,598	170,426

Other income (expenses)
Interest, net of capitalized interest	(27,726)	(25,329)	(80,383)	(73,625)
Gain (loss) on derivative instruments	37,430	(944)	(1,611)	7,777
Other income	5	21	27	23

Total other income (expenses)	9,709	(26,252)	(81,967)	(65,825)

Net income	$42,544	$6,546	$30,981	$9,262

Sabine Oil & Gas LLC

ADJUSTED EBITDA (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)		(in thousands)
Net income	$42,544	$6,546	$30,981	$9,262

Reconciliation to derive Adjusted EBITDA (1):
Interest, net of capitalized interest	27,726	25,329	80,383	73,625
Depletion, depreciation and amortization	52,787	36,296	142,995	94,179
Impairments	—	2	1,659	6
Other	4,688	—	8,410	1
Amortization of deferred rent	(18)	(27)	(72)	(222)
Accretion	229	227	668	655
Loss (gain) on derivative instruments	(38,070)	12,493	(6,033)	27,063
Option premium amortization	(1,819)	(278)	(9,774)	(859)

Adjusted EBITDA (1)	$88,067	$80,588	$249,217	$203,710

(1)	Adjusted EBITDA is a non-GAAP financial measure. Sabine believes the presentation of Adjusted EBITDA provides useful information to investors to evaluate the operations of the business excluding certain items and for the reasons set forth below. Adjusted EBITDA should not be considered an alternative to net income, operating income, cash flow operating activities or any other measure of financial performance presented in accordance with US GAAP. Sabine’s Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

Sabine uses Adjusted EBITDA for the following purposes:

•	to assess the financial performance of the Company’s assets, without regard to financing methods, capital structure or historical cost basis;

•	to assess the Company’s operating performance and return on capital as compared to those of other companies in the oil and gas industry, without regard to financing or capital structure;

•	to assess the viability of acquisition and capital expenditure projects and the overall rates of return on alternative investment opportunities;

•	to assess the ability of the Company’s assets to generate cash sufficient to pay interest costs, pay distributions and support indebtedness;

•	for various purposes, including strategic planning and forecasting;

•	the indenture governing the 2017 Notes contains covenants that, among other things, limit Sabine’s ability and the ability of the Sabine’s restricted subsidiaries to incur additional indebtedness unless the ratio of adjusted consolidated EBITDA to adjusted consolidated interest expense over the trailing four fiscal quarters will be at least 2.0 to 1.0 (subject to exceptions for borrowings within certain limits under the Credit Facility); and

•	the Credit Facility requires Sabine to comply with certain financial covenants which involve maintaining certain ratios, including an interest coverage ratio at the end of each quarter which defined as a ratio of adjusted EBITDA for the period of four fiscal quarters then ending to interest expense for such period of not less than 2.5 to 1.0.

Sabine Oil & Gas LLC

Selected Balance Sheet Data (unaudited)

	September 30,	December 31,
	2014	2013
	(in thousands)
Assets:
Total current assets	$118,776	$93,921
Total property plant and equipment, net	1,721,493	1,380,042
Other non-current assets	194,600	204,756

Total assets	$2,034,869	$1,678,719

Liabilities and member’s capital:
Total current liabilities	$214,564	$209,327
Credit facility	574,000	250,000
Term loan	646,505	645,272
Senior notes	348,511	348,040
Other non-current liabilities	19,298	25,070

Total Liabilities	1,802,878	1,477,709

Member’s capital	231,991	201,010

Total Liabilities and member’s capital	$2,034,869	$1,678,719

Selected Cash Flow Data (unaudited)

	Nine months Ended September 30,
	2014	2013
	(in thousands)
Net cash provided by operating activities	$128,249	$149,771
Net cash used in investing activities	(458,142)	(237,531)
Net cash provided by financing activities	323,846	97,845

Net (decrease) increase in cash and cash equivalents	(6,047)	10,085

Cash and cash equivalents, beginning of period	11,821	6,193

Cash and cash equivalents, end of period	$5,774	$16,278